Filed Pursuant to Rule 424(b)(5)

Registration No. 333-280134

Prospectus

$75,000,000

Common Stock

We have entered into an Open Market Sale AgreementSM dated August 17, 2018, as amended on November 19, 2021 (the “Sale Agreement”), with Jefferies LLC (the “Agent”), relating to the sale of shares of our common stock offered by this prospectus. In accordance with the terms of the Sale Agreement, we may offer and sell shares of our common stock under this prospectus having an aggregate offering price of up to $75,000,000.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (“the Securities Act”) including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. The Agent is not required to sell any specific number or dollar amount of securities but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Agent and us. Our common stock to which this prospectus relates will be sold through the Agent on any given day. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to the Agent for sales of common stock sold pursuant to the Sale Agreement will be 3.0% of the gross proceeds from each such sale. In connection with the sale of the common stock on our behalf, the Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the Agent’s compensation may be deemed to be underwriting commissions or discounts. See “Plan of Distribution” for additional information regarding compensation to be paid to the Agent. We have also agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ABEO.” On June 10, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.46 per share.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-5 of this prospectus, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus and any free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any free writing prospectus. Any representation to the contrary is a criminal offense.

Jefferies LLC

The date of this prospectus is June 20, 2024

S-i

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.” These documents contain important information that you should consider when making your investment decision.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We are responsible for the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the Agent has not, authorized any other person to provide you with different information, and neither we nor the Agent takes any responsibility for any other information that others may give you.

We are not, and the Agent is not, making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the terms “the Company,” “Abeona,” “we,” “our” and “us” or other similar terms mean Abeona Therapeutics Inc. and its subsidiaries, unless we state otherwise, or the context indicates otherwise.

S-1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, objectives of management or other financial items are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “seek,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly as set forth and incorporated by reference in the “Risk Factors” section below, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, or investments we may make. You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, except as otherwise required by law. We advise you, however, to consult any further disclosures we make on related subjects in our future annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K we file with or furnish to the SEC.

S-2

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus, our financial statements and the related notes thereto, and the other documents incorporated by reference in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company developing cell and gene therapies for life-threatening diseases. Our lead clinical program is pz-cel, investigational autologous, COL7A1 gene-corrected epidermal sheets, currently in development for recessive dystrophic epidermolysis bullosa (“RDEB”). We have announced positive data from our VIITAL™ Phase 3 study evaluating the efficacy, safety and tolerability of pz-cel. The VIITAL™ study met its two co-primary efficacy endpoints demonstrating statistically significant, clinically meaningful improvements in wound healing and pain reduction in large chronic RDEB wounds. On September 25, 2023, we submitted a Biologics License Application (“BLA”) for pz-cel to the U.S. Food and Drug Administration (“FDA”).

In November 2023, the FDA accepted and granted priority review for our BLA for pz-cel, and subsequently, under the Prescription Drug User Fee Act (“PDUFA”), the FDA set a target action date of May 25, 2024. However, in April 2024, the FDA issued a Complete Response Letter (“CRL”) in response to the BLA. The CRL follows the completion of Abeona’s Late Cycle Review Meeting with the FDA in March 2024. At the Late Cycle Review Meeting and in a subsequent information request, the FDA noted that certain additional information needed to satisfy Chemistry Manufacturing and Controls (“CMC”) requirements must be satisfactorily resolved before the application can be approved. In response, we submitted plans to the FDA with the commitment to provide CMC data prior to BLA approval, and full validation reports after approval in mid-2024. In addition, the Company discussed these plans with the FDA in a subsequent informal meeting. In the CRL, the FDA indicated that the proposed timing of the data submission by us would not allow sufficient time for the FDA to complete its review by the May 25, 2024 PDUFA date.

The information needed to satisfy the CMC requests in the CRL pertains to validation requirements for certain manufacturing and release testing methods, including some that were captured in the observations during the FDA’s pre-license inspection (“PLI”). The CRL did not identify any deficiencies related to the clinical efficacy or clinical safety data in the BLA, and the FDA did not request any new clinical trials or clinical data to support the approval of pz-cel. We anticipate completing and submitting the requested CMC information in the second half of 2024.

We have continued to prepare our current Good Manufacturing Practices (“cGMP”) commercial facility in Cleveland, Ohio for manufacturing pz-cel drug product to support our planned commercial launch of pz-cel, if approved. Pz-cel study drug product for all our VIITAL™ study participants has been manufactured at our Cleveland facility. As part of our commercial planning, we continue to engage with stakeholders across the healthcare system, including public and private payors, and healthcare providers to better understand market access and potential pricing for pz-cel. We have also begun discussions with high volume treatment centers of excellence to onboard them for pz-cel application upon potential FDA approval.

Our development portfolio also features adeno-associated virus (“AAV”) based gene therapies designed to treat ophthalmic diseases using the novel AIM™ capsid platform that we have exclusively licensed from the University of North Carolina at Chapel Hill, and internal AAV vector research programs.

Preclinical Pipeline

Our preclinical programs are investigating the use of novel AAV capsids in AAV-based therapies for serious genetic eye diseases, including ABO-504 for Stargardt disease, ABO-503 for X-linked retinoschisis (“XLRS”) and ABO-505 for autosomal dominant optic atrophy (“ADOA”). We have completed pre-Investigational New Drug Application meetings with the FDA regarding our preclinical development plans and regulatory requirements to support first-in-human trials.

Company Information

We were incorporated in 1974. On October 24, 2014, we changed our name to PlasmaTech Biopharmaceuticals, Inc., and on June 19, 2015, we changed our name to Abeona Therapeutics Inc. to reflect our broader rare disease commitment. Our principal executive office is located at 6555 Carnegie Avenue, 4th Floor, Cleveland, Ohio 44103, and our telephone number is (646) 813-4701. Our website address is www.abeonatherapeutics.com. We do not incorporate by reference into this prospectus the information on our website, and you should not consider it as part of this prospectus.

S-3

THE OFFERING

Common Stock Offered	Shares of our common stock having an aggregate offering price of up to $75,000,000.

Manner of Offering	“At the market offering” that may be made from time to time through the Agent, as sales agent. See “Plan of Distribution” on page S-9 of this prospectus for a more complete description of the manner of offering.

Sales Agent	Jefferies LLC

Use of Proceeds	We intend to use the net proceeds from this offering primarily to fund preparations for resubmission of our BLA and for commercialization of our product candidate pz-cel, as well as for working capital and general corporate purposes. The amounts and timing of our use of the net proceeds from the sale of securities in this offering will depend on a number of factors, such as regulatory approvals, commercial infrastructure expansion, the timing and progress of our pre-clinical product candidates and our development efforts, technological advances and the competitive environment for our product candidates. See “Use of Proceeds” on page S-6 of this prospectus for a more complete description of the intended use of proceeds from this offering.

Risk Factors	Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-5 of this prospectus, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	ABEO

S-4

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described below, and in the documents incorporated by reference in this prospectus, before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a future prospectus supplement or free writing prospectus that we authorize from time to time, or incorporated by reference into this prospectus in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

Sales of our common stock in this offering, or the perception that such sales may occur, could cause the market price of our common stock to fall.

The issuance and sale from time to time of shares of common stock, or our ability to issue these new shares of common stock in this offering, could have the effect of depressing the market price of our common stock. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for Abeona.

You may experience immediate and substantial dilution in the book value per share of the common stock you purchase in the offering.

The offering price per share in this offering may exceed the pro forma net tangible book value per share of our common stock outstanding prior to this offering. Based on an assumed public offering price of $4.46 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on June 10, 2024, you will experience immediate dilution of $3.12 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of March 31, 2024, after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options will result in further dilution of your investment. See the section below entitled “Dilution” for a more detailed illustration of the dilution you would incur if you participate in this offering.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales, and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our drug candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences, or privileges than our existing common stock.

S-5

USE OF PROCEEDS

We intend to use the net proceeds from this offering primarily to fund preparations for resubmission of our BLA and for commercialization of our product candidate pz-cel, as well as for working capital and general corporate purposes. The amounts and timing of our use of the net proceeds from the sale of securities in this offering will depend on a number of factors, such as regulatory approvals, commercial infrastructure expansion, the timing and progress of our pre-clinical product candidates and our development efforts, technological advances and the competitive environment for our product candidates.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we may invest the net proceeds of this offering in a variety of capital preservation investments, including but not limited to short-term, interest-bearing investment grade government securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

S-6

DILUTION

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock as of March 31, 2024, was approximately $(13.1) million, or approximately $(0.48) per share of common stock based upon 27,550,593 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of March 31, 2024.

Without taking into account any other changes in net tangible book value after March 31, 2024, after giving effect to the sale of our common stock pursuant to this prospectus in the aggregate amount of $75,000,000 at an assumed offering price of $4.46 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on June 10, 2024, and after deducting commissions and estimated aggregate offering expenses payable by us, our net tangible book value as of March 31, 2024 would have been $59.5 million, or $1.34 per share of common stock. This represents an immediate increase in the net tangible book value of $1.82 per share to our existing stockholders and an immediate dilution in net tangible book value of $3.12 per share to new investors. The following table illustrates this per share dilution:

Assumed offering price per share		$4.46
Net tangible book value per share as of March 31, 2024	$(0.48)
Increase per share attributable to new investors	$1.82
As adjusted net tangible book value per share as of March 31, 2024 after giving effect to this offering		$1.34
Dilution per share to new investors purchasing shares in this offering		$3.12

The number of shares of our common stock to be outstanding after this offering is based on 27,550,593 shares of our common stock outstanding as of March 31, 2024, which amount excludes:

●	179,001 shares issuable upon the exercise of stock options outstanding as of March 31, 2024, at a weighted average exercise price of $38.58 per share;

●	42,700 shares of common stock issued under our equity incentive plans after March 31, 2024;

●	1,717,591 shares of common stock reserved for future issuance under our amended and restated 2023 equity incentive plan;

●	719,700 shares of common stock reserved for future issuance under our inducement equity incentive plan;

●	9,397,897 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2024, at a weighted average exercise price of $5.70 per share, subject to customary adjustments thereunder;

●	2,919,140 shares of common stock issuable upon the exercise of pre-funded warrants outstanding as of March 31, 2024, at an exercise price of $0.0001;

●	589,681 shares of common stock issuable upon the exercise of warrants issued in connection with our credit facility entered into on January 8, 2024, at an exercise price of the lesser of $4.07 per share and the effective price per share of any bona fide equity financing with gross proceeds in excess of $10,000,000 that occurs before September 30, 2024;

●	12,285,056 shares of common stock issued in connection with our underwritten offering that closed on May 7, 2024; and

●	6,142,656 shares of common stock issuable upon the exercise of pre-funded warrants issued in connection with our underwritten offering that closed on May 7, 2024, at an exercise price of $0.0001;

S-7

DESCRIPTION OF OUR COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share, which may be issued in one or more series. The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”). Please refer to “Where You Can Find More Information; Incorporation By Reference” below for directions on obtaining these documents.

As of June 10, 2024, we had 40,962,694 shares of common stock outstanding and no shares of preferred stock outstanding.

General

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy may multiply the number of his shares by the number of directors to be elected, then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors (the “Board”) out of funds legally available therefor, subject to any preferential dividend rights for our outstanding preferred stock.

Upon our liquidation, dissolution, or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our common stock on a per share basis. If we redeem, repurchase, or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.

We may issue additional shares of our common stock, if authorized by the Board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware (“DGCL”). Section 203 prohibits certain publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock. The statute contains provisions enabling a corporation to avoid the statute’s restrictions if the stockholders holding a majority of the corporation’s voting stock approve the transaction. Moreover, our Certificate of Incorporation provides that our directors shall be divided into three classes, with the terms of each class to expire in different years.

In addition, our Certificate of Incorporation, in order to combat “greenmail,” provides in general that any direct or indirect purchase by us of any of our voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than five percent of a class of our voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of  “greenmail” may tend to discourage or foreclose certain acquisitions of our securities which might temporarily increase the price of our securities. Discouraging the acquisition of a large block of our securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of us through large acquisitions of our securities will not be able to resort to “greenmail” should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

Elimination of Monetary Liability for Officers and Directors

Our Certificate of Incorporation incorporates certain provisions permitted under DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions involving intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees, or other agents to the fullest extent permitted by DGCL. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees, or other agents to the fullest extent permitted by DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

The Nasdaq Capital Market

Our common stock is listed on Nasdaq under the symbol “ABEO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Odyssey Transfer and Trust Company, St. Paul, Minnesota.

S-8

PLAN OF DISTRIBUTION

We have entered into an Open Market Sale AgreementSM, as amended by Amendment No. 1 thereto, dated as of November 19, 2021, with Jefferies LLC (the “Agent”), under which we may issue and sell shares of our common stock from time to time through the Agent acting as sales agent, subject to certain limitations, including the number of shares registered under the registration statement to which the offering relates, we may offer and sell shares of our common stock under this prospectus having an aggregate offering price of up to $75,000,000.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. We may instruct the Agent not to sell our common stock if the sales cannot be effected at or above the price designated by us from time to time. We or the Agent may suspend the offering of our common stock upon notice and subject to other conditions. As an agent, the Agent will not engage in any transactions that stabilize the price of our common stock. Our common stock to which this prospectus relates will be sold through only one Agent on any given day.

Each time we wish to issue and sell common stock under the Sale Agreement with the Agent, we will notify the Agent of the number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed the Agent, unless the Agent declines to accept the terms of the notice, the Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The Agent’s obligations under the Sale Agreement to sell our common stock are subject to a number of conditions that we must meet.

We will pay the Agent commissions for its services in acting as agent in the sale of our common stock. The Agent will be entitled to compensation at a commission rate equal to 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions, and proceeds to us, if any, are not determinable at this time. In addition, we reimbursed the Agent for $50,000 of fees and disbursements paid to its legal counsel in connection with each of the original Sale Agreement and Amendment No. 1 thereto. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed sales compensation for this offering.

We estimate that the total expenses for the offering, excluding compensation and reimbursed fees and expenses payable to Agent under the terms of the Sale Agreement and Amendment No. 1 thereto, will be approximately $178,000.

Settlement for sales of our common stock will occur on the first business day following the date on which any sales are made, or on some other date that is agreed upon by us and the Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.

In connection with the sale of the common stock on our behalf, the Agent may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act, and the Agent’s compensation may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act.

The offering pursuant to the Sale Agreement will terminate upon the earlier of (i) the issuance and sale of all shares of our common stock subject to the Sale Agreement, or (ii) the termination of the Sale Agreement as permitted therein.

The Agent and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the Agent will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

S-9

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, statements, and other information about issuers, such as us, who file electronically with the SEC. We maintain a website at www.abeonatherapeutics.com. However, the information on our website is not incorporated by reference into this prospectus and any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 18, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed on May 15, 2024;

●	the portions of our definitive proxy statement on Schedule 14A filed on March 19, 2024 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023;

●	our Current Reports on Form 8-K filed on January 8, 2024, April 22, 2024, April 24, 2024, and May 3, 2024; and

●	the description of our common stock, par value $0.01 per share contained in our Registration Statement on Form 8-A, dated and filed with the SEC on November 4, 2014, as updated by Exhibit 4.4 to our Form 10-K for the fiscal year ended December 31, 2019, and including any amendments or reports filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of this initial registration statement and prior to the effectiveness of this registration statement, but excluding any information furnished to and not filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by contacting us at the following address and telephone number: Investor Relations, Abeona Therapeutics Inc., 6555 Carnegie Avenue, 4th Floor, Cleveland, Ohio 44103, telephone (646) 813-4701.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Covington & Burling LLP, New York, New York, will act as counsel to the Agent in connection with this offering.

EXPERTS

The financial statements of Abeona Therapeutics, Inc. as of December 31, 2023, and for the year ended December 31, 2023, incorporated by reference in this prospectus by reference to Abeona Therapeutics, Inc.’s annual report on Form 10-K for the year ended December 31, 2023, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements for the fiscal year ended December 31, 2022, incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, have been audited by Whitley Penn LLP, an independent registered public accounting firm, as stated in its report filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is also incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

S-10

$75,000,000

COMMON STOCK

PROSPECTUS

Jefferies LLC

June 20, 2024.